Exhibit 99.1

Safeguard Scientifics Announces Second Quarter 2011 Financial Results

Debt-to-Equity Improves to 1:8; Aggregate Partner Company Revenue Guidance On Track;
Live Conference Call and Webcast Today at 9:00am EDT — www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--July 27, 2011--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced results of operations for the second quarter of 2011.

Consolidated net income in the second quarter of 2011 was $121.8 million, or $5.87 per share, compared with net income of $2.7 million, or $0.13 per share, in the second quarter of 2010. For the six months ended June 30, 2011, net income was $112.8 million, or $5.45 per share, versus a net loss of $19.1 million, or $0.93 per share, in the same period of 2010. The quarter’s income was principally due to the sale of life sciences partner company, Advanced BioHealing.

“During the second quarter of 2011, we deployed $45.8 million in new and existing partner companies while we realized $145.4 million, including $7.6 million held in escrow, through the sale of life sciences partner company, Advanced BioHealing, to Shire,” said Peter J. Boni, President and Chief Executive Officer. “Yesterday, we announced the completed sale of technology partner company Portico Systems to McKesson for $90 million, of which Safeguard expects to receive $38.1 million. In light of our continued success and commitment to execute against our game plan, it’s also important to look at the bigger picture as it relates to Safeguard’s current management team’s track record.”

Boni continued, “Since January 2006, Safeguard has deployed approximately $268 million and realized approximately $631 million through the sale of partner companies and private-equity holdings that represented transactions undertaken and value built by Safeguard’s current management team. The sale of partner companies Advanced BioHealing, Avid Radiopharmaceuticals, Clarient and Portico Systems to Shire, Eli Lilly, GE Healthcare, Eli Lilly, and McKesson, respectively, represents well-timed exits with top-tier multinational acquirers yielding cash-on-cash returns ranging from 3x to 13.5x. Despite this recent success, we continue to remain focused and disciplined in the execution of our game plan to drive value for our partner companies and our shareholders.”

Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer, said, “Safeguard’s improving financial strength and flexibility continues to drive our business forward, enabling us to provide capital and operational support to high-potential, growth-stage businesses. The company’s balance of cash, cash equivalents and marketable securities at June 30, 2011 increased to $263 million, excluding amounts held in escrow and restricted cash, from $174 million at March 31, 2011. Outstanding debt at June 30, 2011 was $45.4 million, down from $75.6 million at the same time last year due to the repurchase of substantially all of Safeguard’s convertible notes due in 2024. As a result, Safeguard’s debt-to-equity ratio is now 1:8.”

Safeguard and its partner companies remain well-positioned for continued revenue traction and value creation in 2011 and beyond. For 2011, Safeguard projects aggregate partner company revenue for its technology group to be in the range of $180 million to $190 million, representing 29% to 36% growth year-over-year, and unchanged since the beginning of the year. Following the sales of Clarient and Advanced BioHealing, our remaining life sciences partner companies are either in the pre-revenue or early commercialization stages. Accordingly, we do not expect significant revenue to be generated by these companies until they are further along in their development, nor do we consider revenue a significant indicator of their near-term progress. For 2011, Safeguard projects aggregate partner company revenue for its life sciences group to be approximately $12 million. As a reminder, Safeguard reports the revenue of its partner companies on a one-quarter lag.

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Alverix, Inc. produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. Alverix and Becton, Dickinson and Co. are collaborating to develop point-of-care assay systems that improve infectious-disease diagnoses. The company remains focused on growing its platform of partners pending FDA clearance for its first instrument, which could lead to domestic sales in 2011. Safeguard has deployed $7.1 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Good Start Genetics, Inc. is a diagnostic company that is developing a more accurate and comprehensive pre-pregnancy genetic test based on proprietary gene sequencing technology, designed to replace single-disorder-only tests currently on the market. The company’s offering is expected to launch in late 2011 and will allow improved identification of carriers of heritable genetic disorders, enabling physicians to help prospective parents make more knowledgeable medical decisions before conception. Operating in a fast-growing $4.7 billion segment of the U.S. clinical laboratory testing market, Good Start Genetics’ platform may also be a valuable tool in oncology, cardiovascular and/or adult genetic disorder applications. Safeguard deployed $6.8 million of capital in Good Start Genetics in September 2010 and has a 26% primary ownership position.

Molecular Biometrics, Inc., a diagnostic company, withdrew its first product from the market. The company will need significant additional funding before it would be able to re-launch the product. Safeguard does not intend to fund any such relaunch. Safeguard has deployed $10.0 million of capital in Molecular Biometrics since September 2008 and has a 35% primary ownership position.

NovaSom, Inc. is a diagnostic service provider of home testing and evaluation of sleep-disordered breathing, which includes obstructive sleep apnea (OSA). NovaSom’s Home Sleep Test has Medicare approval and FDA clearance for diagnosis of OSA in adults, a fast-growing $4 billion domestic market. The company has integrated the system into a cloud-based, collaborative patient management platform for physicians and payers. During the quarter, Safeguard led a $35 million equity financing round for NovaSom. Proceeds will be used to fund growth and increase penetration of payer and provider markets. Safeguard deployed $20 million in NovaSom in June 2011 and has a 34% primary ownership position.

NuPathe Inc. (Nasdaq: PATH) is a specialty pharmaceutical company that develops and commercializes branded therapeutics for diseases of the central nervous system. Earlier this year, the FDA accepted NuPathe’s NDA for its lead product candidate, Zelrix, a single-use transdermal sumatriptan patch being developed to treat acute migraine. Zelrix is the first ever submission to the FDA of a transdermal patch for the treatment of migraine. The company is preparing for commercial launch of Zelrix in 2012. During the second quarter, the company presented long-term data that supports the headache relief and nausea improvement in patients using Zelrix. NuPathe also was granted a patent for its migraine patch, added seasoned sales and marketing executives to its commercial team, and received a $10 million term loan under its secured credit facility. NuPathe has two additional proprietary product candidates – one for the continuous symptomatic treatment of Parkinson’s disease, and another for the long-term treatment of schizophrenia and bipolar disorder, both in preclinical development. NuPathe’s initial public offering of common stock in August 2010 raised $50 million in gross proceeds. Safeguard has deployed $18.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares.

PixelOptics, Inc. is a medical technology company that developed and has begun to commercialize emPower!, the world’s first and only electronically focusing prescription eyewear. emPower! is a significant advancement in prescription eyewear, using dynamic focusing technology to change focus automatically and silently without moving parts, and reducing or eliminating perceived distortion and other limitations associated with multifocal lenses. emPower! will compete for a share of the annual $13 billion progressive lens market, where more than 50 million pairs are sold. Safeguard deployed $25 million in PixelOptics in April 2011 for a 25% primary ownership position.

Tengion Inc. (Nasdaq: TNGN) is a clinical-stage, organ-regeneration company with programs for urologic, renal and gastrointestinal regeneration based on its proprietary Autologous Organ Regeneration Platform™. During the third quarter, Tengion expects to submit to the FDA additional clinical data and proposed modifications to the surgical approach for Neo-Urinary Conduit™, the company’s lead product candidate in bladder cancer patients requiring a urinary diversion after bladder removal. The Neo-Urinary Conduit was granted orphan-drug designation by the FDA and entitling Tengion to seven years of U.S. marketing exclusivity pending regulatory approval. The company also expects to meet with the FDA in late 2011 regarding the path to clinical trials for its Neo-Kidney Augment development program for patients with advanced chronic kidney disease. Safeguard has deployed $9.0 million in Tengion since October 2008, and presently owns approximately 2.5% of the company’s outstanding common shares.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions, Inc. (AHS) is one of the nation’s top 10 providers of medical billing and practice management services for physicians, ambulatory surgery centers, and other healthcare providers. The company’s proven, proprietary software delivers outsourced billing solutions to hospital-based physician groups, large office-based medical practices and surgery centers. AHS’ state-of-the-art technology efficiently collects financial information and speeds reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. Revenue in 2010 increased 115% from 2009 and the company expects continued growth in 2011. AHS continues to gain meaningful scale through organic growth and strategic acquisitions. The company has completed four acquisitions since mid-2009. The U.S. market opportunity is large with fewer than 20% of physician practices outsourcing billing and practice management. Safeguard has deployed $15.3 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com, Inc. is the largest network of niche career communities, providing access to thousands of top-tier industry and local websites in the U.S. and Canada. The Beyond.com Network of websites accounts for more than 12.5 million resumes and powers portals for some of the Internet’s best-known and well-established career brands and media publishers. More than 25 million job seekers now use its network. During the second quarter, the company added to its sales and marketing staff, opened a sales office in Indianapolis and announced downloads of its mobile job-search applications have exceeded 1 million. Beyond.com’s revenues continue to grow steadily. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and has a 38% primary ownership position.

Bridgevine, Inc. acquires customers for Internet, phone, television, wireless, entertainment and other service providers and advertisers through its intelligent online shopping engine and marketing platform. Improvements to Bridgevine’s technology platform contributed to solid growth in 2010 revenues and growth continues in 2011. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 23% primary ownership position.

MediaMath, Inc. provides enterprise-class technology and services to advertisers and their agencies to make more efficient, effective and profitable marketing decisions. MediaMath brings together all digital media and data across billions of daily impressions, providing a powerful and flexible platform that simplifies planning, execution, optimization and analytics. The company was first to market with its technology in 2007 and continues to build on its advantage. In 2010, MediaMath increased revenues 150% from 2009 and launched its enhanced media buying platform, TerminalOne™, with a user interface that allows marketers to directly manage campaigns according to specific objectives. MediaMath revenue continues to grow at a double-digit rate in 2011 while the company expands its domestic and international operations in Los Angeles, Chicago, Boston, Washington, D.C., Ontario, Canada and London. Additional offices are planned later in 2011 in Latin America and Asia. MediaMath has been recognized by OnMedia, Silicon Alley Insider and Ernst & Young as one of the top 100 private companies globally. Safeguard has deployed $15.7 million of capital in MediaMath since July 2009 and has a 23% primary ownership position.

SafeCentral, Inc. is a developer of security software applications and technologies for data loss prevention for enterprise, commercial banking and individual consumer markets. Due to changes in the strategic direction of the business and changes in executive management at SafeCentral, Safeguard recognized an impairment charge in the first quarter of this year. Safeguard has deployed $9.3 million of capital in SafeCentral since April 2006 and has a 20% primary ownership position.

Swap.com is leading the swap movement in online and offline communities across the world. With a growing user base of more than 1.1 million members, Swap.com brings people together to swap stuff through its award winning website, local events, homes, schools, and co-branded partnerships. Nearly 4 million swaps have been initiated. In addition, the company recently launched the Swap.com Mobile App for the iPhone, which has already been downloaded by more than 25,000 users. The free Swap.com Mobile App integrates bar code scanning technology to enable frictionless entry of items and instant access to Swap.com's current inventory of 15 million items. Safeguard has deployed $8.1 million of capital into Swap.com since July 2008 and has a 46% primary ownership position.

ThingWorx is a software platform designed to accelerate development of applications connecting people, systems and devices, amplifying productivity through collective intelligence and user-driven information. The platform’s ability to link people and systems with the physical world unlocks value in manufacturing, utilities and energy, as well as in smart homes, cities, agriculture, transportation, and infrastructure. During the second quarter, ThingWorx acquired Palantiri Systems, provider of the AlwaysOn™ software platform that enables collaboration between intelligent machines. The combination is expected to allow manufacturers and end-users of intelligent equipment to model and deploy solutions quickly, either in data centers or the cloud. Safeguard deployed $5 million in ThingWorx in February 2011 for a 31% primary ownership position.

SAFEGUARD SCIENTIFICS SECOND QUARTER 2011 CONFERENCE CALL
Please call at least 10 minutes prior to the call to register.

Date: Wednesday, July 27, 2011

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Conference ID#: 83117378

Call-in Number: 800-537-0745
(International) +678-825-8236

Replay Number: 855-859-2056
(International) +404-537-3406
Replay available through August 27, 2011 at 11:59 pm EDT

Podcast: www.safeguard.com/podcast Available approximately 24 hours after the conclusion of the call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of second quarter 2011 financial results followed by Q&A.

For more information, please contact IR@safeguard.com.

UPCOMING EVENTS

Aug 10-12 – The MoneyShow, San Francisco, CA Sep 11-13 – Rodman & Renshaw Annual Global Investment Conference, New York, NY

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter at twitter.safeguard.com or on LinkedIn at linked.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2011	2010

Assets
Cash, cash equivalents and marketable securities	$254,657	$225,830
Restricted cash equivalents and cash held in escrow	11,456	11,327
Other current assets	1,060	785
Total current assets	267,173	237,942
Ownership interests in and advances to partner companies	108,770	60,256
Available-for-sale securities	20,212	25,447
Long-term marketable securities	8,513	-
Long-term restricted cash equivalents	9,505	11,881
Other	864	1,019
Total Assets	$415,037	$336,545

Liabilities and Equity
Convertible senior debentures - current	$-	$31,289
Other current liabilities	7,898	8,884
Total current liabilities	7,898	40,173
Other long-term liabilities	4,214	5,311
Convertible senior debentures - non-current	45,373	44,630
Total equity	357,552	246,431
Total Liabilities and Equity	$415,037	$336,545

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating expenses	$5,570	$4,910	$10,454	$9,743
Operating loss	(5,570)	(4,910)	(10,454)	(9,743)
Other income (loss), net interest and equity income (loss)	127,385	7,633	123,259	(9,385)

Net income (loss) before income taxes	121,815	2,723	112,805	(19,128)
Income tax (expense) benefit	-	-	-	-
Net income (loss)	$121,815	$2,723	$112,805	$(19,128)

Net income (loss) per share:
Basic	$5.87	$0.13	$5.45	$(0.93)
Diluted	$5.05	$0.12	$4.69	$(0.94)

Average shares used in computing income (loss) per share:
Basic	20,741	20,529	20,709	20,461
Diluted	24,374	21,417	24,660	20,461

Safeguard Scientifics, Inc.
Segment Results from Operations
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating Loss from Operations (a)
Life Sciences	$-	$-	$-	$-
Technology	-	-	-	-
Total Segment Results	-	-	-	-
Other Items (c)	(5,570)	(4,910)	(10,454)	(9,743)
	$(5,570)	$(4,910)	$(10,454)	$(9,743)

Net Income (Loss) from Operations (b)
Life Sciences	$129,691	$11,302	$130,426	$4,897
Technology	(1,179)	(2,541)	(4,747)	(4,302)
Total Segment Results	128,512	8,761	125,679	595
Other Items (c)	(6,697)	(6,038)	(12,874)	(19,723)
Net Income (loss) from Operations	$121,815	$2,723	$112,805	$(19,128)

(a) Operating Loss from Operations represents the revenue less operating expenses of each segment.

(b) Net Income (Loss) from Operations includes the net results of each segment, including other income (loss), net interest and equity income (loss).

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 15 partner companies as of June 30, 2011, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	June 30,
	2011

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$103,678	$160,175
Other holdings	5,092	33,850
	$108,770	$194,025

Available-For-Sale Securities	$20,212	$27,349

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications